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                    UNITED STATES                         OMB APPROVAL
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          SECURITIES AND EXCHANGE COMMISSION        OMB Number: 3235-0058
                Washington, D.C. 20549              Expires: January 31, 2005
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                     FORM 12b-25
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                                                         SEC FILE NUMBER
             NOTIFICATION OF LATE FILING
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                                                              ----------------
(Check one):    ___ Form 10-K ___ Form 20-K  X   Form 10-Q      CUSIP NUMBER
                ___ Form N-SAR
                                                              ----------------
                For Period Ended: September 30, 2002

                ____Transition Report on Form 10-K
                ____Transition Report on Form 20-K
                ____Transition Report on Form 11-K
                ____Transition Report on Form 10-Q
                ____Transition Report on Form N-SAR

                For the Transition Period Ended: _________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION

BREK Energy Corporation
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Full Name of Registrant

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Former Name if Applicable

42 Brook Street, Suite 308
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Address of Principal Executive Office (Street and Number)

London   W1K 5DB  United Kingdom
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

               (a) The reason described in reasonable detail in Part III of this
   X           form could not be  eliminated  without  unreasonable  effort or
---------      expense;

               (b) The subject annual  report,  semi-annual  report,  transition
               report on Form 10-K,  Form 20-F,   Form 11-K or Form  N-SAR,  or
               portion  thereof,  will  be  filed  on or  before  the  fifteenth calendar  _________ day following the prescribed due date; or the subject  quarterly  report of transition  report on Form 10-Q, or
   X           portion thereof will be filed on or before the fifth calendar day
---------      following the prescribed due date; and

               (c)The  accountant's  statement or other exhibit required by Rule
---------      12b-25(c) has been attached if applicable.



PART III -- NARRATIVE

State below in reasonable detail why forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

          The Registrant hereby represents that it is unable to file its Quarterly Report on Form 10-Q for the period ended September 30, 2002 (the
"Report") without unreasonable effort or expense; consequently it seeks an extension of 5 calendar days pursuant to Rule 12b-25(b)(2)(ii) within which to file its Report. The Registrant further represents that the Report will be filed by no later than November 19, 2002, which is the fifth (5th) calendar day following the date on which the Report was due.

          The Registrant has not received the consent of its auditors, Deloitte Touche Tohmatsu ("Deloitte") to file the Report as of this time. Deloitte has approved the form and content of the Registrant's report, but is withholding its consent pending an evaluation of events that the Registrant and the Registrant's counsel have advised Deloitte are extraneous to the Registrant. In addition to failing to deliver its consent to the Registrant to file its report on a timely basis, Deloitte also has not provided the statement required by Rule 12b-25(c) explaining the reasons for its delay.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     D. Roger Glenn (212)          756-0299
     ---------------------------------------------
     (Name)         (Area Code) (Telephone Number)

(2) Have all other periodic report required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s).

         Yes X                  No
            ---                    ---

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                       Yes               No   X
                                                          ---                ---

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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


                             BREK Energy Corporation
               --------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  November 14, 2002                            By  Kenneth G.C. Telford
      -----------------                                ------------------------
INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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        Intentional misstatements or omissions of fact constitute Federal
                   Criminal Violations (See 18 U.S.C. 1001).
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                              GENERAL INSTURCTIONS

1. This form is required by Rule 13b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers: This form shall not be use by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit reports within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).